Exhibit 10.8

SELECTIVE INSURANCE GROUP, INC.
2005 OMNIBUS STOCK PLAN
DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

This DIRECTOR RESTRICTED STOCK UNIT AGREEMENT (the “Restricted Stock Unit Agreement”) is made and entered into as of _____________, 201__ (the “Date of Grant”), by and between Selective Insurance Group, Inc., a New Jersey corporation (the “Company”) and [DIRECTOR] (the “Recipient”).

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as amended (the “Plan”); and

WHEREAS, the Salary and Employee Benefits Committee (the “Committee”) of the Board has approved the grant of Restricted Stock Units pursuant to the Plan, as hereinafter defined, to the Recipient as set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.           Definitions.  Capitalized terms which are not defined herein shall have the meanings set forth in the Plan.

2.           Grant of Restricted Stock Units.  The Company hereby grants to the Recipient an award of _________ Restricted Stock Units, subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

3.           Entitlement to Settlement.  The Recipient shall become entitled to settlement of his or her Restricted Stock Units upon the earliest of the following dates (any such date on which the Recipient becomes entitled to settlement of a Restricted Stock Unit pursuant to this Section 3, a “Settlement Date”):

(a)           the applicable anniversary date set forth below, provided that the Recipient continuously serves as a member of the Board of the Company from the Date of Grant through to the applicable anniversary date:

Date	Percentage Settled

[ ]	[ ][1]

(b)           if the Recipient ceases to be a member of the Board for any reason other than Cause, the Recipient’s “separation from service,” within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(h), from the Company; and

1 [Actual dates and vesting percentages to be determined by the Committee at the time of grant.]

(c)           the occurrence of a Change in Control which also qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Section 409A of the Code and Treas. Reg. Section 1.409A-3(i)(5).

Notwithstanding the foregoing, if the Recipient ceases to be a member of the Board by reason of Cause prior to an applicable Settlement Date, the Recipient shall not be entitled to settlement of any Restricted Stock Units and all such Restricted Stock Units shall immediately be forfeited.

4.           Dividend Equivalents.  Upon the Settlement Date of a Restricted Stock Unit, the Recipient shall also be entitled to receive the Fair Market Value of that number of shares of Company Stock that would have been payable had the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the Date of Grant of the Restricted Stock Unit and terminating on the Settlement Date been immediately reinvested in Company Stock on the dividend payment date.  All such dividend equivalents shall be subject to the same forfeiture requirements as apply to the Restricted Stock Units, and shall be paid to the Recipient in shares of Company Stock (with any fractional shares paid in cash) in accordance with, and at the same time as, settlement of the Restricted Stock Units to which they are related.

5.           Restrictions on Transfer.  The Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution or (ii) as may be permitted by the Committee to the extent provided under the Plan.

6.           Settlement of Restricted Stock Units.  The Company shall deliver to the Recipient (or, if applicable, the Recipient’s designated beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units covered by this Restricted Stock Unit Agreement for which the Recipient is entitled to settlement as soon as administratively practicable after the applicable Settlement Date, but in no event later than the end of the calendar year in which the Settlement Date occurs.

7.           No Rights as a Shareholder.  Until shares of Company Stock are issued, if at all, in satisfaction of the Company’s obligations under this Restricted Stock Unit Agreement, the Recipient shall have no rights as a shareholder.

8.           Notices.  Any notice required or permitted under this Restricted Stock Unit Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at the Recipient’s address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

9.           Securities Laws Requirements.  The Company shall not be obligated to transfer any shares of Company Stock issued in settlement of this Restricted Stock Unit grant from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (or any other federal or state statutes having similar requirements as may be in effect at that time).  Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public.

10.         Protections Against Violations of Constituent Documents.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Company Stock deliverable following the vesting of the Restricted Stock Units by any holder thereof in violation of the provisions of the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Company Stock on its books nor will the holder of any of said Company Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

11.         Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.         Governing Law.  This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

13.         Amendments.  Except as otherwise provided under the Plan, this Restricted Stock Unit Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

14.         Survival of Terms.  This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15.         Agreement Not a Contract for Services.  Neither the grant of Restricted Stock Units, the execution of this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.

16.         Severability.  If a provision of this Restricted Stock Unit Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

17.         Incorporation of Plan; Acknowledgment.  The Restricted Stock Unit Award is granted pursuant to the Plan, and the Restricted Stock Units and this Restricted Stock Unit Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Unit Agreement by reference or are expressly cited. By signing this Restricted Stock Unit Agreement, the Recipient acknowledges having received and read a copy of the Plan.

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.

SELECTIVE INSURANCE GROUP, INC.

By:
Title:

[DIRECTOR]